Exhibit 10.3

        [EnerNOC Letterhead]

February 7, 2007

David Brewster
c/o EnerNOC, Inc.
75 Federal Street
Suite 300
Boston, MA 02110

Dear David:

        This letter is to confirm our understanding with respect to your continued employment by EnerNOC, Inc. (the "Company"). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed, effective November 9, 2006, as follows:

        1.    Employment.

          (a)   Subject to the terms and conditions of this Agreement, the Company will employ you, and you will be employed by the Company and/or any Company affiliate (collectively referred to herein as the "Company Group") designated by the Company, initially as President reporting to the Chief Executive Officer and the Board of Directors. You will have the responsibilities, duty and authority commensurate with the position of President. You will also perform such other and/or different services for the Company as may be assigned to you from time to time by the Chief Executive Officer and the Board of Directors.

          (b)   Devotion to Duties. While you are employed hereunder, you will use your best efforts, skills and abilities to perform faithfully all duties assigned to you pursuant to this Agreement and to devote your full business time and energies to the business and affairs of the Company Group. While you are employed hereunder, you will not undertake any other employment from any person or entity without the prior written consent of the Company.

        2.    Employment At Will.    Your employment hereunder will be on an "at-will" basis and may be terminated by the Company or by you for any reason or for no reason.

        3.    Compensation.

          (a)   Base Salary. During the period that you are employed by the Company, the Company will pay you a base salary at the annual rate of $230,000 (the "Base Salary"). The Base Salary will be payable in substantially equal installments in accordance with the Company's payroll practices as in effect from time to time. The Company will deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate. You understand and acknowledge that the annualized amount of the Base Salary is set forth as a matter of convenience and does not constitute nor will be deemed to constitute an agreement by the Company to employ you for any specific period of time.

          (b)   Retroactive Compensation. The Base Salary will be retroactive to February 1, 2006. This Retroactive Compensation will be paid out in conjunction with the Annual Performance Bonus in Section 3(c).

          (c)   Annual Performance Bonus. You will be entitled to a performance bonus of $70,000 for the calendar year 2006. This bonus will be paid out upon completion of fiscal 2006. Thereafter, you may also be eligible to receive a discretionary, annual bonus, based on (a) whether you achieve performance goals that are identified by the Company from time to time with input from you, and (b) the Company's overall financial performance during that period. The maximum Performance Bonus that you will be eligible to receive will be $70,000.00.

          (d)   Fringe Benefits. You will be entitled to participate in any employee benefit plans which the Company provides or may establish for the benefit of its executives generally (for example, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the "Fringe Benefits"), provided that the Fringe Benefits will not include any stock option or similar plans relating to the grant of equity securities of the Company. Your eligibility to participate in the Fringe Benefits and receive benefits thereunder will be subject to the plan documents governing such Fringe Benefits. Nothing contained herein will require the Company to establish or maintain any Fringe Benefits.

          (d)   Reimbursement of Expenses. Upon presentation of documentation of such expenses reasonably satisfactory to the Company, the Company will reimburse you for all ordinary and reasonable out-of-pocket business expenses, including parking expenses, that are reasonably incurred by you in furtherance of the Company's business in accordance with the Company's policies with respect thereto as in effect from time to time.

        4.    Termination.    In the event of the termination of your employment hereunder for any reason or for no reason, the Company (a) will pay to you (or to your estate) (i) the portion of your Base Salary that has accrued prior to such termination and has not yet been paid, and (ii) an amount equal to the value of your accrued unused vacation days; and (b) will reimburse you for expenses properly incurred by you on behalf of the Company prior to such termination and properly documented in accordance with Section 3(d) above. Such amounts will be paid promptly after termination. In addition, provided that you are eligible under the terms and conditions of your Stock Purchase Agreement with the Company, as amended, the Company will pay you severance in the manner provided for therein, of an amount equal to twelve (12) months of your Base Salary.

        5.    Records.    Upon termination of your employment hereunder for any reason or for no reason and at any other time requested by the Company, you will deliver to the Company Group any property of the Company Group which may be in your possession, including products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

        6.    Insurance.    The Company, in its sole discretion, may apply for and purchase key person life insurance on your life in an amount determined by the Company with the Company Group as beneficiary and one or more other policies of insurance insuring your life. You will submit to any medical or other examinations and to execute and deliver any applications or other instruments in writing that are reasonably necessary to effectuate such insurance.

        7.    Representations.    You hereby represent and warrant to the Company that you understand this Agreement, that you enter into this Agreement voluntarily and that your employment under this Agreement will not conflict with any legal duty owned by you to any other party, or with any agreement to which you are a party or by which you are bound, including, without limitation, any non-competition or non-solicitation provision contained in any such agreement. You will indemnify and hold harmless the Company Group and its officers, directors, security holders, partners, members, employees, agents and representatives against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

        8.    General.

          (a).  Other Agreements. The purpose of this Agreement is to set out the above terms and conditions of your continued employment with the Company. It is not intended to and does not supersede any other agreements you may have with the Company, including, but not limited to your Stock Repurchase Agreement, as amended, and your Non-Disclosure Agreement. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement, however, will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

          (b)   Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

          (c)   Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

          (d)   Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company's business or that aspect of the Company's business in which you are principally involved or to any Company affiliate. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

          (e)   Benefit. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except between the Company and you, except for your obligations to the Company Group as set further herein, and no person or entity (except for a Company affiliate as set forth herein) will be regarded as a third-party beneficiary of this Agreement.

          (f)    Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of Massachusetts, without giving effect to the conflict of law principles thereof.

          (g)   Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this Agreement will be brought in the courts of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

          (h)   WAIVER OF JURY TRIAL. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF YOU AND THE COMPANY WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

          (i)    Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

          (j)    Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          (k)   Opportunity to Review. You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms. You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.

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        If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,
EnerNOC, Inc.
	By:	/s/ TIMOTHY HEALY
Name: Timothy Healy Title: Chief Executive Officer
Accepted and Approved
/s/ DAVID BREWSTER David Brewster	February 7, 2007 Date